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                                                                    EXHIBIT 99.1




                              FOR IMMEDIATE RELEASE


SBS Technologies, Inc. Announces Agreement to Acquire Avvida Systems, Inc. and the Closure of the SBS Facility in Carlsbad, California

ALBUQUERQUE, NM (June 12, 2003) - SBS Technologies(R) (NASDAQ: SBSE), a leading designer and manufacturer of embedded computer solutions for the commercial, government and communications infrastructure markets, today announced that it has reached agreement to acquire Avvida Systems, Inc., a privately held company located in Waterloo, Ontario, Canada. Avvida specializes in developing imaging solutions for commercial, military and communications applications. Avvida's products are based on FPGA centric computing that provide system on a chip functionality.

"SBS is focused on increasing our intellectual property-based products for the government, commercial, communications and enterprise markets. Avvida's innovative approach to image processing and FPGA development expertise combined with SBS' extensive product line are a powerful combination," said Clarence W. Peckham, Chief Executive Officer of SBS. The purchase price of the acquisition is $5.5 million and will be funded with a combination of existing cash and SBS stock. SBS anticipates the closing of the acquisition of Avvida within 30 days. The acquisition of Avvida is expected to make a marginal contribution in sales for the fiscal year ending June 30, 2004. "Avvida's contribution to SBS will be the addition of key intellectual property and integration of that intellectual property into SBS' product line. This will position SBS for new program design win opportunities as well as provide new products for image processing and embedded visualization applications," continued Peckham.

In addition, SBS announced it is consolidating the Communications and Enterprise Group operations by closing the Carlsbad, California facility. The product design and support functions for the group will be moved to the Mansfield, Massachusetts and Raleigh, North Carolina facilities, while all manufacturing in the United States will be centralized in our St. Paul, Minnesota facility. "We are committed to continue to develop leading products for the communications and enterprise markets and have now aligned the group's product development team to maximize design efficiencies," said Peckham. "In addition, by consolidating our U.S. manufacturing operations to one location we can focus on process and cost improvement." We expect that the consolidation and closure of the Carlsbad facility will occur within 90 days, and at such time expect a net reduction in headcount of approximately 18. Cost savings will occur starting in the fourth calendar quarter of 2003.

"Closure of a facility is always painful, but we must remain focused on continued profitability and expansion of our product lines. New technologies such as image processing, and more importantly, system on a chip designs based on FPGA technology, enhance our product portfolio and ensure we are able to offer our customers a complete solution to meet their embedded computing needs. We believe the actions announced today position SBS to better serve our customers and other stakeholders," Peckham continued.

ABOUT SBS TECHNOLOGIES, INC.

SBS Technologies, Inc., (Nasdaq: SBSE), founded in 1986, designs and builds open architecture embedded computer products that enable original equipment manufacturers (OEMs) to serve the commercial, communications, enterprise, and government markets. SBS products are integrated into a variety of applications, including communication networking, medical imaging, industrial automation, and military systems. The portfolio includes an extensive line of CPU boards, computer interconnections, avionics, telemetry, and fully integrated systems and enclosures. Headquartered in Albuquerque, New Mexico, SBS maintains six primary operating locations, has regional sales offices throughout the United States and has international sales offices in four countries. More information on SBS is available at www.sbs.com.





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This release contains forward-looking statements regarding future events and the future financial performance of SBS, including future sales and profitability and the continued development of a competitive position, that are subject to a number of risks and other factors which could cause the actual results to differ materially from those projected or implied in the forward-looking statements. Among these factors are: business and economic conditions generally; a high degree of uncertainty and rapid change in the markets addressed by SBS' products; the rate of progress in consolidating activities from the Carlsbad facility to SBS' facilities in Mansfield and St Paul; customer acceptance of and demand for SBS' products which may affect both sales and margins; SBS' ability to design, test and introduce new products on a timely basis; SBS' technology capabilities; the financial condition of SBS' customers; and the other risk factors listed from time to time in SBS' Securities and Exchange Commission reports, including those listed under "Risk Factors" in SBS' Annual Report on Form 10-K for the year ended June 30, 2002 filed with the SEC.

                                       ###

Contact:      Jennifer D. Wade
              Investor Relations
              Tel. (505) 875-0600
              Fax. (505) 875-0404
              email: jwade@sbs.com